EXHIBIT 23.2


CONSENT OF INDEPENDENT AUDITORS


We consent to the inclusion in this Registration Statement on Form SB-2 of our report dated December 2, 1996 (with respect to Note L, August 12, 1997) on our audits of the consolidated financial statements of Worldwide Wireless, Inc. and subsidiary. We also consent to the references to our firm under the captions "Selected Financial Data" and "Experts".


Richard A. Eisner & Company, LLP


New York, New York
August 13, 1997